Filed pursuant to Rule 433
Registration Nos. 333-130656
and 333-130656-07

Free Writing Prospectus
Dated May 14, 2008

ABS NEW ISSUE: CNH Equipment 08-B - PRICING DETAILS

CNH 08-B                   $600+mm                          ** Pricing Details **
Jt Lds: BAS, BNP           Co-Mgrs:  Citi,CS,DBSI,SocGen           All Pot

Cls	Amount	WAL	Rtg(M/S/F)	Wndw	Launch	Cpn	Yield	$Px

A-1	143.974mm	0.42y	Aaa/AAA/AAA	8mos	Itp Swp+5	2.91675	2.91675	100
A-2a	67.0mm	1.15y	Aaa/AAA/AAA	13mos	EDSF +100	4.04	4.082	99.99150
A-2b	104.0mm	1.15y	Aaa/AAA/AAA	13mos	1mo LIB+100			100
A-3a	110.0mm	2.20y	Aaa/AAA/AAA	14mos	Itp Swp+140	4.78	4.835	99.98556
A-3b	60.0mm	2.20y	Aaa/AAA/AAA	14mos	1mo LIB+140			100
A-4a	96.257mm	3.48y	Aaa/AAA/AAA	13mos	Itp Swp+190	5.60	5.672	99.98089
A-4b	30.0mm	3.48y	Aaa/AAA/AAA	13mos	1mo LIB+190			100

*Class A1 is 2a7 Eligible, All Classes ERISA Eligible

*Pricing Speed 15 CPR, 10% Call

*Expected Settlement 5/22/08

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.